ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110815522-37
	Filing Date and Time: 11/17/2011 8:00 AM
	Entity Number: E0580752006-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MusclePharm Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE III: Authorized Shares
The total authorized capital stock of the corporation shall be as follows:

Seven Hundred and Fifty Million (750,000,000) authorized shares of Common Stock with a par value of $0.001, all of which shall be entitled to voting power of one vote per share. Ten Million (10,000,000) authorized shares of Preferred Stock, par value $.001, consisting of 5,000,000 shares of Series A Preferred Stock, 51 shares of Series B Preferred Stock and 500 shares of Series C Convertible Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date of filing: (optional) 11/17/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.